Exhibit 10.22

Cipher Mining Technologies Inc. (“Cipher”)

1013 Centre RD STE

403-b Wilmington

DE 198058

USA

Attention: Mr. Tyler Page, CEO

10 February, 2021

Dear Tyler,

Re:	Master Services & Supply Agreement to be entered into between Bitfury Holding B.V. and Cipher (“MSSA”)

We refer to the MSSA currently being negotiated between our respective companies and which will be entered into upon, or immediately prior to, the closing of a conditional public merger in the United States between Cipher and a NASDAQ listed special purpose acquisition company, a transaction also under current negotiation between relevant parties.

Further to recent discussions between us, we agreed it would be helpful to set forth in writing the basic pricing framework we intend to adopt under the MSSA for services (other than Equipment) once it is executed and Services (as defined in the MSSA) are being provided.

Monthly fees would be determined by reference to two groups of services provided and set forth on applicable invoices as per the MSSA.

(i)	We would provide ‘On-site’ services on a straight cost +5% basis (plus applicable duties/taxes); and

(ii)	‘Remote services’ would be calculated on a ratchet basis applying a management fee of $1000/MW up to 445MW (capped at $200,000/month) and $450USD/MW above 445MW (plus applicable duties/taxes).

To use an example, if we were to provide remote services covering 550MW:

<445MW @ $1000/MW (subject to the cap) = $200,000

>445MW @ $450/MW = 105 x 450 = $47,250

Total: $247,250/month + Taxes (currently 8%).

Clearly the precise numbers will change month by month, but the intention and basic parameters are as set out above. As mentioned, pricing on Equipment (chips, servers etc) will be charged on a different framework, but subject of course, as are Services, to applicable ‘most favoured nation’ terms as agreed and set forth in the MSSA.

We hope the above is helpful.

Sincerely,

/s/ Olegs Blinkovs
Olegs Blinkovs